Exhibit 99.1

Inspirato Announces Third Quarter 2022 Financial and Operating Results

DENVER, December 19, 2022 – Inspirato Incorporated (“Inspirato” or the “Company”) (NASDAQ: ISPO), the innovative luxury travel subscription brand, today announced its 2022 third quarter financial and operating results.

2022 Third Quarter Highlights

•	Strong Operational Results. As of September 30, 2022, Total Active Subscriptions, Annual Recurring Revenue and Controlled Accommodations all finished at the highest levels in Company history.
•	Record Subscription Revenue, Travel Revenue and Total Revenue. Quarterly revenue of $93 million, an increase of 44% year-over-year, including subscription revenue of $39 million, an increase of 53% year-over-year, and travel revenue of $55 million, a 38% increase year-over-year.
•	Subscription Growth. Active Subscriptions of 16,300 as of September 30, 2022, an increase of 16% year-over-year. Inspirato Pass subscriptions totaled 3,800, an increase of 61% year-over-year. Annual Recurring Revenue increased 45% year-over-year to $167 million.
•	Strong Travel Demand. Third quarter Total Nights Delivered of 50,900 and Total Nights Booked of 55,800, year-over-year increases of 26% and 21%, respectively.
•	Strategic Inventory Growth. Addition of 24 net new Controlled Accommodations, bringing Total Controlled Accommodations to 726 as of September 30, 2022, a 48% increase year-over-year.
•	Inspirato For Good. Formally launched new turnkey solution for nonprofit fundraising in mid-September.

Management Commentary

Co-Founder and Chief Executive Officer Brent Handler commented, “In the third quarter, we once again established a number of new company records throughout our business, including Active Subscriptions, Pass Subscriptions, and total revenue. We continue to deploy our Inspirato Pass and Select technology in new and innovative ways, including to power two new offerings - Inspirato for Good and Inspirato for Business – that we believe will significantly expand our target addressable market and accelerate growth at a lower customer acquisition cost. Both Inspirato for Good and Inspirato for Business are already demonstrating strong early-adoption trends. As such, for 2023, we reiterate our expectation of achieving positive Adjusted EBITDA and anticipate generating more than $400 million of total revenue.”

Chief Financial Officer Web Neighbor added, “We entered 2022 with an emphasis on expanding the supply of our Controlled Accommodations to serve the travel demand from our growing subscriber base. Having successfully increased our Controlled Accommodations by nearly 50% year-over-year and broadening and diversifying our inventory mix to grow our share of our subscribers’ travel wallets, we are shifting our near-term focus to portfolio optimization rather than portfolio growth. We expect this more moderate pace of growth to contribute to increased gross margins over time. Additionally, our plan for 2023 is to achieve an overall reduction in corporate operating expenses as we leverage the significant investments we’ve made over the past two years.”

Third Quarter Business and Financial Highlights

Total revenue for the quarter was $93 million, a 44% increase year-over-year. Subscription revenue in the third quarter of 2022 was $39 million compared to $25 million in the third quarter of 2021. The 53% increase in subscription revenue between periods was attributable to an increase in Active Subscriptions to 16,300 as of September 30, 2022, compared to 14,100 at the end of the third quarter of 2021. Inspirato Pass subscriptions grew 61% to 3,800 as of September 30, 2022 from 2,400 at the end of the third quarter of 2021, while Inspirato Club subscriptions grew 6% to 12,400 from approximately 11,700 between periods.

Annual Recurring Revenue (“ARR”) increased to a record of $167 million at the end of the third quarter of 2022 compared to $115 million as of September 30, 2021. The 45% year-over-year increase in ARR was due to growth in Active Subscriptions, as well as an increased share of Inspirato Pass subscriptions, which contribute more subscription revenue than Inspirato Club subscriptions.

The following table provides key business metrics as of September 30, 2021 and 2022:

	As of September 30,
	2021	2022
Active Subscribers	13,192	14,768
Active Subscriptions	14,074	16,259
Annual Recurring Revenue (thousands)	$115,169	$166,668

*See the section below titled “Key Business Metrics” for definitions of these metrics.

Travel revenue was $55 million in the third quarter of 2022 compared to $40 million in the third quarter of 2021. The 38% increase in travel revenue year-over-year was primarily due to increases in total Paid nights delivered, Paid average daily rates* and revenue from Inspirato’s Bespoke travel services and experiences.

*Paid average daily rate is equal to total paid residence revenue divided by total paid residence nights.

Gross margin in the third quarter of 2022 was $30 million, an increase of 35% compared to gross margin of $22 million in the third quarter of 2021. Gross margin as a percentage of revenue was 32% for the third quarter of 2022 as compared to 35% in the third quarter of 2021.

The following table provides the components of gross margin for the periods ended September 30, 2021 and 2022:

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions)	2021	2022	% Change	2021	2022	% Change
Travel revenue	$39.5	$54.5	38%	$95.8	$152.4	59%
Subscription revenue	25.2	38.6	53%	70.3	106.3	51%
Other revenue	0.1	0.0	(73)%	0.3	0.2	(40)%
Total revenue	64.8	93.1	44%	166.4	258.9	56%
Cost of revenue	42.4	63.0	49%	110.1	167.7	52%
Gross margin	$22.4	$30.2	35%	$56.3	$91.2	62%
Gross margin (%)	35%	32%	N/A	34%	35%	N/A

In order to satisfy consumer demand for private luxury accommodations, the Company successfully increased its Controlled Accommodations to a record 726 as of September 30, 2022, representing an increase of 48% compared to a year ago.

Total Nights Delivered were 50,900 in the third quarter of 2022, a 26% increase compared to 40,500 in the third quarter of 2021, while Total Occupancy was 81% and 88% for the third quarter of 2022 and 2021, respectively.

The following table provides other operating metrics for the periods ending September 30, 2021 and 2022:

	Three Months Ended September 30,
	2021	2022
Total Nights Delivered	40,526	50,861
Total Occupancy	88%	81%
Controlled Accommodations*	492	726

*Controlled Accommodations as of September 30. See the section below titled “Other Operating Metrics” for definitions of these metrics.

Net loss for the third quarter of 2022 was $7.3 million compared to a net loss of $9.1 million in the third quarter of 2021. Adjusted Net Loss, a non-GAAP measure defined below, was $10.8 million for the third quarter of 2022 compared to an Adjusted Net Loss of $9.1 million in the comparable 2021 period. The primary difference in net loss and Adjusted Net Loss between periods was due to the change in warrant fair value gains between periods.

Adjusted EBITDA loss, a non-GAAP measure defined below, was approximately $6.8 million in the third quarter of 2022 compared to a loss of approximately $4.1 million in the third quarter of 2021. The difference in Adjusted EBITDA loss between periods was primarily due to increased corporate operating expenses partially offset by increased gross margin between periods.

Net cash flows used in operations was approximately $22 million in the third quarter of 2022 compared to $1.3 million in the comparable 2021 period. The difference in cash flows between periods is primarily attributable to changes in deferred revenue.

2022 Guidance

Given the timing of this release, the Company is announcing its revised downward guidance for 2022 full-year revenue and Adjusted EBITDA loss. The Company now anticipates full-year 2022 revenue of approximately $340 million, a year-over-year increase of approximately 45%. Updated revenue expectations reflect lower than anticipated Total Occupancy in the fourth quarter and a reduced pace of new Pass subscription sales witnessed in October and November that is expected to continue through year-end. Additionally, the Company has reallocated its internal sales and marketing resources to target new and expanded target markets – business and philanthropy – through its Inspirato for Business and Inspirato for Good platforms. The Company believes these initiatives will result in lower customer acquisition costs, stable and growing recurring revenue and a pipeline of highly qualified prospects for its Club and Pass subscription products.

By year-end, the Company anticipates selling approximately 500 Inspirato for Good subscription and trip packages amounting to more than $1 million of revenue which will be recognized primarily in 2023, along with the facilitation of over $1 million of donations to our non-profit partners.

Adjusted EBITDA loss, a non-GAAP financial measure defined below, is expected to be approximately $35 million for 2022. The Company’s revised 2022 Adjusted EBITDA loss guidance reflects lower than anticipated travel demand during the peak festive season as well as the reduced pace of new Pass subscription sales and higher than anticipated operating expenses.

The Company expects to end the year with approximately $80 million of cash and with no debt outstanding.

These statements are forward-looking and actual results may differ materially. Refer to the Forward-Looking Statements safe harbor below for information on the factors that could cause our actual results to differ materially from these forward-looking statements.

Forward looking Adjusted EBITDA is a forward-looking non-GAAP financial measure. The Company is unable to reconcile forward-looking Adjusted EBITDA to net income, its most directly comparable forward-looking GAAP financial measure, without unreasonable effort, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as equity-based compensation expense. However, it is important to note that material changes to reconciling items could have a significant effect on our future GAAP results.

Reconciliation of Non- GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we use Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry.

There are limitations related to the use of these non-GAAP financial measures, including that they exclude significant expenses that are required by GAAP to be recorded in our financial measures. Other companies may calculate non-GAAP financial measures differently or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies. Thus, these non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any measures derived in accordance with GAAP.

We compensate for these limitations by providing a reconciliation of Adjusted Net Loss, Adjusted EBITDA, Adjusted EBTIDA Margin and Free Cash Flow to their respective related GAAP financial measures. We encourage investors and others to review our business, results of operations, and financial information in its entirety, not to rely on any single financial measure, and to view Adjusted Net Loss, Adjusted EBITDA loss, Adjusted EBITDA Margin and Free Cash Flow in conjunction with their respective related GAAP financial measures.

Adjusted Net Loss. Adjusted Net Loss is a non-GAAP financial measure that we define as net income (loss) before non-controlling interests excluding gain on forgiveness of debt and warrant fair value gains and losses.

The above items are excluded from our Adjusted Net Loss measure because our management believes that these costs and expenses are not indicative of our core operating performance and do not reflect the underlying economics of our business.

Adjusted EBITDA. Adjusted EBITDA (loss) is a non-GAAP financial measure that we define as net income (loss) before interest expense, interest income, taxes, depreciation and amortization, equity-based compensation expense, warrant fair value gains and losses, pandemic related severance costs, public company readiness expenses, and gain on forgiveness of debt.

The above items are excluded from our Adjusted EBITDA (loss) measure because our management believes that these costs and expenses are not indicative of our core operating performance and do not reflect the underlying economics of our business.

Free Cash Flow. We define Free Cash Flow as net cash provided by operating activities less purchases of property and equipment and additions to capitalized software. We believe that Free Cash Flow is a meaningful indicator of liquidity that provides information to our management and investors about the amount of cash generated from operations, after purchases of property and equipment and additions to capitalized software, that can be used for strategic initiatives. Our Free Cash Flow is impacted by the timing of bookings because we collect travel revenue between the time of booking and 30 days before a stay or experience occurs. See below for reconciliations of our non-GAAP financial measures.

Key Business Metrics

We use a number of operating and financial metrics, including the following key business metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and business plans, and make strategic decisions. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

Active Subscriptions and Active Subscribers. We use Active Subscriptions to assess the adoption of our subscription offerings, which is a key factor in assessing our penetration of the market in which we operate and a key driver of revenue. We define Active Subscriptions as subscriptions as of the measurement date that are paid in full, as well as those for which we expect payment for renewal. Active Subscribers are subscribers who have one or more Active Subscription(s).

Annual Recurring Revenue. We believe that ARR is a key metric to measure our business performance because it is driven by our ability to acquire Active Subscriptions and to maintain our relationship with existing subscribers. ARR represents the amount of revenue that we expect to recur annually, enables measurement of the progress of our business initiatives, and serves as an indicator of future growth. ARR should be viewed independently of revenue and deferred revenue, and is not intended to be a substitute for, or combined with, any of these items. ARR consists of contributions from our subscription revenue streams and does not include travel revenue or enrollment fees. We calculate ARR as the number of Active Subscriptions as of the end of a period multiplied by the then-current annualized subscription rate for each applicable subscription type at the end of the period for which ARR is being calculated.

Other Operating Metrics

Controlled Accommodations. Controlled Accommodations includes leased residences, hotel penthouses, suites and rooms, and residences under net rate agreements, including those that have executed agreements but have not yet been released for booking by our members.

Total Nights Delivered. Total Nights Delivered includes all Paid, Inspirato Pass, employee and other complimentary nights in all residences or hotels.

Total Occupancy. Total Occupancy is inclusive of Paid, Inspirato Pass, employee and other complimentary nights in residences.

Inspirato Incorporated

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2022	2021	2022
Revenue	$64,824	$93,132	$166,390	$258,903
Cost of revenue (including depreciation of $402 and $1,283 in 2021, and $520 and $1,390 in 2022, respectively)	42,394	62,959	110,106	167,669
Gross margin	22,430	30,173	56,284	91,234
General and administrative (including equity-based compensation of $1,872 and $2,847 in 2021, and $2,596 and $5,429 in 2022, respectively)	15,530	16,934	37,188	50,878
Sales and marketing	7,856	9,438	19,105	30,641
Operations	6,457	10,351	17,336	31,204
Technology and development	1,177	3,778	2,957	9,462
Depreciation and amortization	593	812	1,876	2,165
Interest, net	(64)	(125)	483	207
Warrant fair value (gains) losses	—	(3,518)	456	3,026
Gain on forgiveness of debt	—	—	(9,518)	—
Other income, net	—	(447)	—	(447)
Loss and comprehensive loss before income taxes	(9,119)	(7,050)	(13,599)	(35,902)
Income tax expense	—	202	—	589
Net loss and comprehensive loss	(9,119)	(7,252)	(13,599)	(36,491)
Net loss and comprehensive loss attributable to noncontrolling interests (Note 16)	—	4,147	—	19,017
Net loss and comprehensive loss attributable to Inspirato Incorporated	$(9,119)	$(3,105)	$(13,599)	$(17,474)

Basic and diluted weighted average common units and Class A shares outstanding	105,503	55,192	105,503	50,015
Basic and diluted net loss attributable to Inspirato Incorporated per common unit and Class A share, respectively	$(0.09)	$(0.06)	$(0.13)	$(0.35)

Inspirato Incorporated

Condensed Consolidated Balance Sheets

(unaudited, in thousands, except per share data)

	December 31,	September 30,
	2021	2022
Assets
Current assets
Cash and cash equivalents	$80,233	$82,081
Restricted cash	2,720	1,661
Accounts receivable, net	2,389	2,460
Accounts receivable, net – related parties	386	226
Prepaid subscriber travel	17,183	18,905
Prepaid expenses	11,101	9,248
Other current assets	762	502
Total current assets	114,774	115,083
Property & equipment, net	8,695	15,001
Goodwill	21,233	21,233
Right-of-use assets	—	255,166
Other noncurrent assets	1,068	1,199
Total assets	$145,770	$407,682
Liabilities
Current liabilities
Accounts payable	$33,140	$31,011
Accrued liabilities	6,035	5,408
Deferred revenue	176,813	159,146
Deferred rent, current	457	—
Debt	13,267	—
Lease liabilities, current	—	70,566
Total current liabilities	229,712	266,131
Deferred revenue	14,450	12,582
Deferred rent, noncurrent	7,468	—
Lease liabilities, noncurrent	—	190,665
Warrants	547	2,088
Total liabilities	252,177	471,466

Commitments and contingencies (Note 12)

Temporary equity (Note 3)

Series A-1; 222 authorized and 217 issued and outstanding at December 31, 2021; none at September 30, 2022	12,809	—
Series A-2; 130 authorized, issued, and outstanding at December 31, 2021; none at September 30, 2022	5,489	—
Series B; 193 authorized, issued, and outstanding at December 31, 2021; none at September 30, 2022	19,860	—
Series B-1; 128 authorized and 124 issued and outstanding at December 31, 2021; none at September 30, 2022	15,282	—
Series D; 158 authorized, issued, and outstanding at December 31, 2021; none at September 30, 2022	20,125	—
Series E; 132 authorized and 96 issued and outstanding at December 31, 2021; none at September 30, 2022	9,719	—
Total temporary equity	83,284	—

Equity
Series C; 491 authorized, issued, and outstanding at December 31, 2021; none at September 30, 2022 (Note 3)	21,477	—
Common units 4,470 authorized; 1,149 issued and outstanding at December 31, 2021; none at September 30, 2022 (Note 3)	—	—
Class A common stock, par value $0.0001 per share, 1,000,000 shares authorized, 58,741 shares issued and outstanding as of September 30, 2022	—	6
Class V common stock, $0.0001 par value, 500,000 shares authorized, 65,267 shares issued and outstanding as of September 30, 2022	—	7
Additional paid-in capital	—	248,701
Accumulated deficit	(211,168)	(231,294)
Total equity excluding noncontrolling interest	(189,691)	17,420
Noncontrolling interests (Note 16)	—	(81,204)
Total equity	(189,691)	(63,784)
Total liabilities, temporary equity, and equity	$145,770	$407,682

Inspirato Incorporated

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands, except per share data)

	Nine months ended September 30,
	2021	2022
Cash flows from operating activities:
Consolidated net loss	$(13,599)	$(36,491)
Adjustments to reconcile consolidated net loss to net cash provided by (used in) operating activities
Depreciation and amortization	3,159	3,555
Loss on disposal of fixed assets	—	214
Warrant fair value losses	456	3,026
Equity-based compensation	2,847	5,429
Gain on forgiveness of debt	(9,518)	—
Non-cash lease loss (gain)	433	(554)
Changes in operating assets and liabilities, net of reverse recapitalization:
Accounts receivable, net	(162)	(71)
Accounts receivable, net – related parties	(258)	160
Prepaid member travel	(3,856)	1,940
Prepaid expenses	(224)	(2,903)
Right-of-use assets	—	(212)
Other assets	118	129
Accounts payable	12,335	(2,339)
Accrued liabilities	2,252	(627)
Deferred revenue	24,372	(19,535)
Net cash provided by (used in) operating activities	18,355	(48,279)

Cash flows from investing activities:
Development of internal-use software	(919)	(2,747)
Purchase of property and equipment	(1,776)	(7,118)
Net cash used in investing activities	(2,695)	(9,865)

Cash flows from financing activities:
Repayments of debt	(765)	(27,267)
Proceeds from debt	—	14,000
Proceeds from reverse recapitalization (Note 3)	—	90,070
Payments of reverse recapitalization costs (Note 3)	—	(23,899)
Proceeds from issuance of Class A common stock	—	5,000
Payments of employee taxes for unit option exercises	—	(117)
Proceeds from unit option exercises	—	1,329
Distributions	(81)	(183)
Net cash (used in) provided by financing activities	(846)	58,933

Net increase in cash, cash equivalents, and restricted cash	14,814	789
Cash, cash equivalents, and restricted cash – beginning of period	67,001	82,953
Cash, cash equivalents, and restricted cash – end of period	$81,815	$83,742

Supplemental cash flow information – cash paid for interest	$466	$288
Significant noncash transactions:
Conversion of preferred stock in connection with reverse recapitalization	—	104,761
Warrants acquired at fair value	—	9,874
Warrants exercised	—	8,390
Fixed assets purchased but unpaid, included in accounts payable at period end	—	211
Operating lease right-of-use assets exchanged for lease obligations	—	324,450
Conversion of deferred rent and prepaid rent to right-of-use assets	—	6,831

Reconciliation of Net Loss to Adjusted Net Loss
	Three Months Ended September 30,		Nine Months Ended September 30,
(thousands)	2021	2022	2021	2022
Net loss	$(9,119)	$(7,252)	$(13,599)	$(36,491)
Gain on forgiveness of debt	—	—	(9,518)	—
Warrant fair value (gains) losses	—	(3,518)	456	3,026
Adjusted Net Loss	$(9,119)	$(10,770)	$(22,661)	$(33,465)

Reconciliation of Net Loss to Adjusted EBITDA
	Three Months Ended September 30,		Nine Months Ended September 30,
(thousands)	2021	2022	2021	2022
Net loss and comprehensive loss	$(9,119)	$(7,252)	$(13,599)	$(36,491)
Interest expense, net	(64)	(125)	483	207
Income taxes	—	202	—	589
Depreciation and amortization	995	1,332	3,159	3,555
Equity-based compensation	1,872	2,596	2,847	5,429
Warrant fair value (gains) losses	—	(3,518)	456	3,026
Public company readiness costs	2,230	—	6,077	1,092
Gain on forgiveness of debt	—	—	(9,518)	—
Adjusted EBITDA	$(4,086)	$(6,765)	$(10,095)	$(22,593)
Adjusted EBITDA Margin(1)	(6.3)%	(7.3)%	(6.1)%	(8.7)%

(1)	We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of total revenue for the same period.

Reconciliation of Free Cash Flow
	Three Months Ended September 30,		Nine Months Ended September 30,
(thousands)	2021	2022	2021	2022
Net cash provided by (used in) operating activities	$(1,270)	$(21,868)	$18,355	$(48,279)
Development of internal-use software	(656)	(2,258)	(919)	(2,747)
Purchase of property and equipment	(715)	(2,499)	(1,776)	(7,118)
Free Cash Flow	$(2,641)	$(26,625)	$15,660	$(58,144)

2022 Third Quarter Earnings Call and Webcast

The Company invites you to join Brent Handler, Co-Founder and Chief Executive Officer, and Web Neighbor, Chief Financial Officer for a conference call on Tuesday, December 20, 2022 to discuss its 2022 third quarter operating and financial results.

To listen to the audio webcast and Q&A, please visit the Inspirato Investor Relations website at https://investor.inspirato.com. An audio replay of the webcast will be available on the Inspirato Investor Relations website shortly after the call.

Conference Call and Webcast:

Date/Time: Tuesday, December 20, 2022 at 11:00 a.m. ET
Webcast: https://edge.media-server.com/mmc/p/7r5eakh6

Upcoming Events

The Company plans to participate in the 25th Annual Needham Growth Conference on Wednesday, January 11, 2023. An updated presentation will be posted to the Company’s website, https://investor.inspirato.com, prior to the event.

About Inspirato

Launched in 2011, Inspirato (NASDAQ: ISPO) is the innovative luxury travel subscription brand that provides affluent travelers access to a managed and controlled portfolio of hand-selected vacation options, delivered through a subscription model to ensure the service and certainty that affluent customers demand. The Inspirato portfolio includes branded luxury vacation homes available exclusively to subscribers and guests, accommodations at five-star hotel and resort partners, and custom travel experiences. In 2019, Inspirato revolutionized travel by introducing Inspirato Pass, the world’s first luxury travel subscription that includes all nightly rates, taxes, and fees. For more information, visit www.inspirato.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning the federal securities laws. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “forecast,” “plan,” “intend,” “target,” or the negative of these words or other similar expressions that concern our expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding our expectations relating to future operating results and financial position; guidance and growth prospects including those related to our new platforms Inspirato for Good and Inspirato for Business; quotations of management; our expectations regarding the luxury travel market; anticipated future expenses and investments; business strategy and plans; market growth; market position; and potential market opportunities. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, that could cause actual results to differ materially from those projected. These risks include our inability to forecast our business due to our limited experience with our pricing models; the risk of downturns in the travel and hospitality industry, including residual effects of the COVID-19 pandemic; our ability to compete effectively in an increasingly competitive market; our ability to sustain and manage our growth; and current market, political, economic and business conditions and other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including in our Quarterly Report on Form 10-Q that will be filed with the SEC by December 19, 2022 and subsequent filings with the SEC.

Past performance is not necessarily indicative of future results. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. In addition, forward-looking statements reflect our expectations, plans, or forecasts of future events and views as of the date of this press release. We anticipate that subsequent events and developments will cause our assessments to change. All information provided in this release is as of the date hereof, and we undertake no duty to update this information unless required by law. These forward-looking statements should not be relied upon as representing our assessment as of any date subsequent to the date of this press release.

Contacts:

Investor Relations:

ir@inspirato.com

Media Relations:

communications@inspirato.com